EXHIBIT 2

Execution Copy

SHARE REPURCHASE AGREEMENT

     THIS SHARE REPURCHASE AGREEMENT, dated as of December 16, 2003 (this “Agreement”), is made by and between Duratek, Inc., a Delaware corporation (the “Company”), and the several holders of the Company’s 8% Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the “Convertible Preferred Stock”), named in the attached Schedule I (each individually, a “Seller” and collectively, the “Sellers”).

RECITALS

     WHEREAS, the Sellers are the owners of 154,470 shares of the Convertible Preferred Stock; and

     WHEREAS, the Sellers desire to sell to Company, and the Company desires to repurchase from each of the Sellers, the number of shares of Convertible Preferred Stock set forth opposite the name of each Seller on Schedule I attached hereto.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE I
DEFINITIONS

     Section 1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

     “Accrued Dividends” means all of the accrued but unpaid dividends on each share of Convertible Preferred Stock (whether or not declared) up to and including the Closing Date.

     “Affiliate” means, with respect to any specified Person, (1) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, and (2) any relative or spouse of the specified Person or any of the Persons contemplated in this definition; provided, however, that for purposes of this Agreement none of the Sellers shall be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of the Sellers.

     “Aggregate Purchase Price” means, with respect to each Seller, the Per Share Purchase Price multiplied by the number of shares of Convertible Preferred Stock to be repurchased from each Seller, as set forth on Schedule I hereto.

     “Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which commercial banks located in the State of Maryland are generally closed for business.

     “Control” or “control” means the possession, directly or indirectly, alone or with others, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and “controlling” and “controlled” have meanings correlative thereto.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Financial Advisor Opinion” means an opinion from the independent financial advisor to the Company confirming that the consideration being paid in connection with the transactions contemplated by this Agreement is fair from a financial point of view to the Company.

     “Financing Letters” means the letters dated November 5, 2003 attached hereto as Exhibit A.

     “Governmental Entity” means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

     “Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree of any Governmental Entity.

     “Lien” means any mortgage, lien, charge, encumbrance, pledge, security interest, option, claim, proxy, or right or adverse claim of any third party.

     “Majority Sellers” means the Sellers holding a majority of the shares of Convertible Preferred Stock to be purchased pursuant to this Agreement.

     “Per Share Purchase Price” means $324.67 per share of Convertible Preferred Stock plus Accrued Dividends.

     “Person” means any individual, corporation, proprietorship, firm, partnership, limited liability company, limited partnership, trust, association or other entity, including a government or government department, agency or instrumentality.

     “Related Agreements” means the Stockholders Agreement and each other agreement, document or instrument to be executed by the parties as contemplated hereby.

     “Subsidiary” means any Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by any party.

     “Termination Date” means December 31, 2003.

     Section 1.2 Other Interpretive Provisions.

     (a) Except as otherwise specified herein, all references herein (i) to any Person shall be deemed to include such Person’s successors and permitted assigns and (ii) to any applicable law defined or referred to herein shall be deemed references to such applicable law or any successor applicable law as the same may have been or may be amended or supplemented from time to time.

     (b) When used in this Agreement, the words “herein”, “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article”, “Section,” “Exhibit” and “Schedule” shall refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless otherwise specified.

     (c) Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa.

     (d) Any item or list of items set forth following the word “including”, “include” or “includes” is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are “included”, such item or items are in such category, and shall not be construed as indicating that the items in the category in which such item or items are “included” are limited to such items or to items similar to such items.

     (e) Captions to Articles, Sections and subsections of, and Exhibits and Schedules to, this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

ARTICLE II
REPURCHASE AND SALE

     Section 2.1 Repurchase and Sale. Subject to the terms and conditions of this Agreement, including, but not limited to, the satisfaction or waiver of the conditions to Closing set forth in Article V, the Company agrees to repurchase from each Seller, and each Seller agrees to sell to the Company, the number of shares of Convertible Preferred Stock set forth opposite the name of each such Seller on Schedule I hereto under the caption “Number of Shares to be Repurchased”, for the Per Share Purchase Price. The Aggregate Purchase Price for each Seller shall be payable at the Closing by wire transfer of immediately available funds to an account specified by each Seller at least two (2) Business Days prior to the Closing Date. From and after the Sellers’ receipt of the Per Share Purchase Price, all of the rights and preferences of such share of Convertible Preferred Stock so repurchased shall cease and such share of Convertible Preferred Stock shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

     Section 2.2 Closing. The closing (the “Closing”) of the repurchase and sale of the shares of Convertible Preferred Stock to be repurchased hereunder shall take place at the offices of Hogan & Hartson L.L.P., 111 S. Calvert Street, Suite 1600, Baltimore, Maryland 21202, on the date hereof. The date on which the Closing occurs shall be referred to herein as the “Closing Date”.

     Section 2.3 Closing Deliveries. At the Closing:

     (a) the Company shall deliver to each Seller the Aggregate Purchase Price for the shares of Convertible Preferred Stock to be repurchased from each such Seller;

     (b) each Seller shall have delivered to the Company the certificate(s) representing the shares of Convertible Preferred Stock to be repurchased hereunder, each such certificate to be duly and validly endorsed in favor of the Company or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto; and

     (c) each party shall have delivered to the other parties, as applicable, the Related Agreements.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

     Each Seller, severally and not jointly, represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on such dates), as to such Seller only, as follows:

     Section 3.1 Authorization; No Breach. The execution, delivery and performance of this Agreement and each Related Agreement to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and properly authorized by such Seller by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller. The execution, delivery and performance by such Seller of this Agreement and each Related Agreement to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not, conflict with, violate or result in a default under or breach of, (i) such Seller’s organizational documents, (ii) any Law applicable to such Seller or (iii) any material agreement to which such Seller is subject.

     Section 3.2 Consents; Governmental Approvals. No consent or approval of any Person, and no consent, license, approval or authorization of, or registration, filing or declaration with, any Governmental Entity is required to be obtained or made by or on behalf of such Seller in connection with (i) the execution, delivery or performance of this Agreement and each Related Agreement to which such Seller is a party, (ii) the sale of the shares of Convertible Preferred Stock by such Seller provided hereunder, or (iii) the consummation by such Seller of the transactions contemplated hereby or thereby, except for (A) any such consents, approvals, licenses, authorizations, registrations, filings or declarations that have been duly made or obtained and (B) any pre-Closing or post-Closing filings that may be required to be made under the Exchange Act.

     Section 3.3 Binding Effect. This Agreement and each Related Agreement to which such Seller is a party is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with, and subject to the terms and conditions hereof and thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or limitations on the availability of equitable remedies.

     Section 3.4 Ownership of Convertible Preferred Stock. Such Seller is the true and lawful record owner of, and has good and marketable title to, the number of shares of Convertible Preferred Stock set forth opposite its name on Schedule I hereto and at the Closing will deliver to the Company valid title to such shares of Convertible Preferred Stock free and clear of any and all Liens. None of the shares of Convertible Preferred Stock to be repurchased from such Seller by the Company hereunder is subject to any outstanding option, warrant, call or similar right of any other Person to acquire the same and none of such shares is subject to any restriction on the transfer thereof (other than any restrictions on transfer imposed by federal or state securities laws). After giving effect to the transactions contemplated hereby, such Seller will be the true and lawful record and beneficial owner of the number of shares of Convertible Preferred Stock set forth opposite its name on Schedule I hereto under the caption “Number of Shares Owned Post -Closing”.

     Section 3.5 Brokers. Neither such Seller nor any of its Affiliates has used any broker or finder in connection with the transactions contemplated hereby, and neither the Company nor any Affiliate of the Company (other than such Seller) has or shall have any liability or otherwise suffer or incur any liability as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by such Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

     The Company represents and warrant to each Seller, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on such date), as follows:

     Section 4.1 Authorization; No Breach. The execution, delivery and performance of this Agreement and each Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and properly authorized by the Company by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company. The execution, delivery and performance by the Company of this Agreement and each Related Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not, conflict with, violate or result in a default under or breach of, (i) the Company’s Certificate of Incorporation or Bylaws, (ii) any Law applicable to the Company or (iii) any material agreement to which the Company is subject.

     Section 4.2 Consents; Governmental Approvals. No consent or approval of any Person, and no consent, license, approval or authorization of, or registration, filing or declaration with, any Governmental Entity is required to be obtained or made by or on behalf of the Company in connection with (i) the execution, delivery or performance of this Agreement and each Related Agreement to which the Company is a party, (ii) the repurchase of the shares of

Convertible Preferred Stock provided hereunder, or (iii) the consummation of the transactions contemplated hereby or thereby, except for (A) any such consents, approvals, licenses, authorizations, registrations, filings or declarations that have been duly made or obtained and (B) any pre-Closing or post-Closing filings that may be required to be made under the Exchange Act.

     Section 4.3 Binding Effect. This Agreement and each Related Agreement to which the Company is a party is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with, and subject to the terms and conditions hereof and thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or limitations on the availability of equitable remedies.

     Section 4.4 Brokers. Except for Legg Mason Wood Walker Incorporated and Bengur Bryan & Co., Inc., who have been engaged by the Company as its financial advisors for the transactions contemplated hereby and whose fees will be paid by the Company, neither the Company nor any of its Affiliates has used any broker or finder in connection with the transaction contemplated hereby, and neither the Sellers nor any of their Affiliates has or shall have any liability or otherwise suffer or incur any liability as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by any of the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE V
CONDITIONS TO CLOSING

     Section 5.1 Conditions to Obligations of Each Party. The obligations of each party to consummate the Closing are subject to the satisfaction of the following conditions:

     (a) No provision of any applicable Law shall prohibit the consummation of the Closing.

     (b) No material proceeding challenging this Agreement, any Related Agreement or any of the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any Governmental Entity and be pending, which in the reasonable judgment of any party, may reasonably be expected to cause such party or any of its Affiliates, to incur or suffer any loss, claim, damage, cost, liability or expense (or action, suit or proceeding in respect thereof), including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding.

     (c) The Stockholders Agreement, dated as of January 24, 1995, by and among the Company, the Sellers named therein, and National Patent Development Corporation (the “Prior Stockholders Agreement”) shall have been terminated.

     (d) The Company and the Sellers (other than Soros Capital Offshore Partners LDC) shall have entered into a new Stockholders Agreement, dated the date hereof, in the form of Exhibit B attached hereto (the “Stockholders Agreement”).

     Section 5.2 Conditions to Obligations of Each Seller. The obligations of each Seller to consummate the Closing are subject to the satisfaction of the following conditions, any or all of which may be waived by the Majority Sellers:

     (a) the representations and warranties of the Company set forth herein shall be true and correct in all material respects as of the Closing Date and the Company shall have delivered to the Sellers at Closing a certificate signed by a duly elected and acting officer of the Company confirming the same in writing.

     Section 5.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction of the following conditions, any or all of which may be waived by the Company:

     (a) the representations and warranties of each Seller set forth herein shall be true and correct in all material respects as of the Closing Date and each Seller shall have delivered to the Company at the Closing a certificate signed by a duly elected and acting officer or authorized Person of each Seller confirming the same in writing;

     (b) the Company’s Board of Directors shall have received the Financial Advisor Opinion and shall have approved the transactions provided for herein;

     (c) the Company shall have entered into a new senior credit facility with Credit Lyonnais New York Branch and certain other lenders, and consummated the transactions contemplated thereby, the proceeds of which senior credit facility shall be used to pay the Aggregate Purchase Price to each Seller; and

     (d) the Company shall have obtained any consents required pursuant to the terms of any material agreements or instruments to which it is a party, in each case in form and substance reasonably acceptable to the Company.

ARTICLE VI
COVENANTS

     Section 6.1 Efforts and Actions to Cause the Consummation of the Transactions.

     (a) Prior to the Closing, each of the parties shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws), to consummate the Closing as promptly as practicable including, without limitation, the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to satisfy those conditions to such parties’ obligation to close which are within the control of such party. Further, the parties shall not knowingly take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing not being satisfied, or would make any representation or warranty contained herein inaccurate in any material respect at, or as of any time prior to, the Closing, or that would materially impair the ability of the parties to consummate the Closing in accordance with the terms hereof or materially delay such consummation; provided that in no event shall the Company be required to pay costs and expenses in connection with arranging any financing in connection with the transactions contemplated hereby (or any alternative financing) in excess of the costs and expenses contemplated by the Financing Letters or agree to financing terms that differ in a manner adverse to the Company from those contemplated by the Financing Letters.

     (b) Prior to the Closing, each party promptly shall consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby. If any party hereto or any of their respective Affiliates receives a request for additional information or documentary material from any such Person with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

     Section 6.2 Post-Closing Cooperation. In case at any time after the Closing any further action is reasonably necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers, members or authorized Persons to take, all such reasonably necessary, proper or advisable actions.

ARTICLE VII
TERMINATION

     Section 7.1 Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

     (a) by mutual written consent of the Company and the Majority Sellers;

     (b) by the Company if any of the conditions set forth in Section 5.1 or Section 5.3 shall have become incapable of fulfillment, and shall not have been waived by the Company;

     (c) by the Majority Sellers, if any of the conditions set forth in Section 5.1 or Section 5.2 shall have become incapable of fulfillment, and shall not have been waived by the Majority Sellers; or

     (d) by either the Company or the Majority Sellers on or after the Termination Date (as it may be extended by written agreement of the parties hereto), if the Closing shall not have occurred prior to such date;

provided that, the party seeking termination pursuant to clauses (b), (c) or (d) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

     Section 7.2 Notice of Termination. In the event of termination by any of the parties pursuant to this Article VII, written notice thereof shall forthwith be given to the other party or parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

     Section 7.3 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article VII, this Agreement shall become void and of no further force and effect. Nothing in this Article VII shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE VIII
MISCELLANEOUS

     Section 8.1 Expenses. At the Closing, the Company shall reimburse each Seller for all expenses incurred prior to the date hereof for which such Seller is entitled to reimbursement but which have not been reimbursed, provided that each such Seller entitled to reimbursement shall have submitted to the Company appropriate supporting documentation for such reimbursement. The Company shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement or the transfer of the shares of Convertible Preferred Stock. Except as set forth in this Section 8.1, each party shall pay its own expenses in connection with this Agreement and the transaction contemplated hereby, including without limitation legal fees and expenses.

     Section 8.2 Amendment. This Agreement may be amended, modified or supplemented but only in a writing signed by the Company and the Majority Sellers.

     Section 8.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing, shall be sent by facsimile transmission (with a hard copy to follow by overnight delivery) or overnight delivery and shall be deemed to have been given, when received or when receipt is refused:

(a) If to the Company, addressed as follows:

Duratek, Inc.
10100 Old Columbia Road
Columbia, Maryland 21046
Attention: Robert F. Shawver
Facsimile No.: (410) 290-9112

with a copy to (which shall not constitute notice):

Hogan & Hartson L.L.P.

111 S. Calvert Street, Suite 1600
Baltimore, Maryland 21202
Attention: Lawrence R. Seidman, Esquire
Facsimile No.: (410) 539-6981

(b) If to a Seller, addressed as follows:

T.C. Group, L.L.C.
1001 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Attention: Daniel A. D’Aniello
Facsimile No.: (202) 347-1818

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
555 Eleventh Street, N.W.
Washington, D.C. 20004
Attention: Daniel T. Lennon, Esquire
Facsimile No.: (202) 637-2201

     or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

     Section 8.4 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     Section 8.5 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 8.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland without giving effect to the principles of conflicts of law thereof.

     Section 8.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective estates, heirs, legal representatives, successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party hereto without the written consent of each other party hereto.

     Section 8.8 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective estates, heirs, successors, Affiliates and their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

     Section 8.9 Publicity. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any press release or make any such public statement prior to such consultation; provided, however, that, in the case of any press release or public statement that may be required to be issued under any applicable Law or listing agreement with any securities exchange or market, a party shall be deemed to have satisfied its obligations under this Section 8.9 by using its reasonable best efforts (after giving due regard to all the relevant circumstances) to consult with the other parties hereto prior to issuing any such press release or public statement.

     Section 8.10 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby.

     Section 8.11 Remedies. In the event of a breach by any Seller of its obligations hereunder with respect to the sale of the shares of Convertible Preferred Stock, the Company shall have the right to seek specific performance of such Seller’s obligations hereunder, in addition to any right provided to it by law.

     Section 8.12 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes any and all prior correspondence, agreements, arrangements and understandings among the parties.

     Section 8.13 Jurisdiction of Disputes; Waiver of Jury Trial. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any related agreement or any matters described or contemplated herein or therein, with respect to any of the matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within the State of Maryland, whether a state or federal court; (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section shall be deemed to prevent any party from seeking to remove any action to a federal court in the State of Maryland); and (c) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

DURATEK, INC

By:	/S/ Robert F. Shawver

Name: Robert F. Shawver
Title: Executive Vice President and Chief Financial Officer

CARLYLE PARTNERS II, L.P.

By: TC Group II, L.L.C., its General Partner By: TC Group, L.L.C., its Managing Member By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

CARLYLE INTERNATIONAL PARTNERS II, L.P.

By: TC Group II, L.L.C., its General Partner By: TC Group, L.L.C., its Managing Member By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello Title: Managing Director

CARLYLE INTERNATIONAL PARTNERS III, L.P.

By: TC Group II, L.L.C., its General Partner By: TC Group, L.L.C., its Managing Member By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello Title: Managing Director

C/S INTERNATIONAL PARTNERS

By: TC Group II, L.L.C., its General Partner By: TC Group, L.L.C., its Managing Member By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello Title: Managing Director

CARLYLE SBC PARTNERS II, L.P.

By: TC Group II, L.L.C., its General Partner By: TC Group, L.L.C., its Managing Member By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello Title: Managing Director

CARLYLE-GTSD PARTNERS II, L.P.

By: TC Group, L.L.C., its General Partner By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello Title: Managing Director

TC GROUP, L.L.C.

By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello Title: Managing Director

CP II INVESTMENT HOLDINGS, L.L.C.

By: TC Group Investment Holdings LP, its Managing Member By: TCG Holdings II LP, its General Partner By: DBD Investors V, L.L.C

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello Title: Managing Director

CRAYFISH HOLDINGS, LDC

By: Carlyle Partners II, L.P., its Attorney-in-Fact By: TC Group II, L.L.C., its General Partner By: TC Group, L.L.C., its Managing Member By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello Title: Managing Director

SOROS CAPITAL OFFSHORE PARTNERS LDC

By:	/s/ Richard D. Holahan, Jr.

Name: Richard D. Holahan, Jr. Title: Attorney-in-Fact

Schedule I
to
Share Repurchase Agreement

			Number of Shares
	Number of Shares Owned	Number of Shares to	Owned
Name of Entity	Pre-Closing	be Repurchased	Post-Closing

Carlyle Partners II, L.P.	66,474	65,098	1,376
Carlyle SBC Partners II, L.P.	4,787	4,688	99
Carlyle International Partners II, L.P.	43,727	42,822	905
Carlyle International Partners III, L.P.	5,577	5,462	115
C/S International Partners	19,881	19,470	411
TC Group, L.L.C.	66	65	1
CP II Investment Holdings, L.L.C.	1,071	1,049	22
Carlyle-GTSD Partners II, L.P.	3,114	3,050	64
Crayfish Holdings Corporation	465	455	10
Soros Capital Offshore Partners LDC	9,308	9,308	0

TOTALS	154,470	151,467	3,003